Exhibit 99.1

Power Integrations CEO Balu Balakrishnan to Retire

Will remain CEO until successor is in place and then continue as executive chairman to ensure smooth transition

SAN JOSE, CALIF. – February 6, 2025 – Power Integrations (Nasdaq: POWI), the leader in high-voltage integrated circuits for energy-efficient power conversion, today announced that Balu Balakrishnan, the company’s CEO since 2002, will retire from that role once a successor is in place. The company’s board of directors has retained an executive search firm to assist in identifying its next CEO; both internal and external candidates will be considered. Mr. Balakrishnan, 70, intends to serve as executive chairman of the company’s board for as long as is needed to ensure a smooth transition to his successor, and is expected to remain on the board of directors thereafter.

Mr. Balakrishnan joined Power Integrations in 1989, shortly after its formation, from National Semiconductor, where he was a product-line manager. He is the inventor of many Power Integrations products including TOPSwitch™, the company’s first commercial product, followed by TinySwitch™, the first product to feature the company’s renowned EcoSmart™ technology for reducing standby-power waste. Mr. Balakrishnan served in a succession of executive roles before being named president and chief operating officer in 2001. In 2002 he was named CEO and joined the company’s board of directors. He has been awarded more than 200 U.S. patents and has received numerous awards including the Discover Award for Technological Innovation in recognition of the environmental benefits of EcoSmart technology.

Commented Mr. Balakrishnan: “I am incredibly proud of what we have achieved at Power Integrations over the past 35 years. And while it is time for me to turn over leadership of the company to a new CEO, I remain as passionate as ever about the work we are doing, and I believe exciting times are ahead. We have a talented, dedicated workforce and a promising array of products and technologies with which to pursue growth opportunities in a broad range of end markets. I look forward to working with our new CEO to ensure a smooth transition.”

Power Integrations CEO Balu Balakrishnan to Retire

Bala Iyer, lead independent director of Power Integrations’ board, added: “The board and I congratulate Balu for all that he has achieved at Power Integrations, and we are delighted that he will continue to play an important role in the company’s future. Balu is not only one of the great inventors in the history of the power semiconductor industry, but also an outstanding leader who has built a durable franchise with strong intellectual property, a deep reservoir of engineering talent and a culture that nurtures innovation. I am confident that we will identify an outstanding individual to lead the company in its next phase of growth, building on the strong foundation that Balu has put in place.”

About Power Integrations

Power Integrations, Inc. is a leading innovator in semiconductor technologies for high-voltage power-conversion. The company’s products are key building blocks in the clean-power ecosystem, enabling the generation of renewable energy as well as the efficient transmission and consumption of power in applications ranging from milliwatts to megawatts. For more information, please visit www.power.com.

Power Integrations, TOPSwitch, TinySwitch, EcoSmart and the Power Integrations logo are trademarks or registered trademarks of Power Integrations, Inc. All other trademarks are property of their respective owners.

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Contact: Joe Shiffler Power Integrations, Inc. (408) 414-8528 joe@power.com